Filed Pursuant to Rule 424(b)(3)
Registration No. 333-220997

STARWOOD REAL ESTATE INCOME TRUST, INC.

SUPPLEMENT NO. 11 DATED OCTOBER 21, 2019

TO THE PROSPECTUS DATED APRIL 16, 2019

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Starwood Real Estate Income Trust, Inc., dated April 16, 2019 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. References herein to the “Company,” “we,” “us,” or “our” refer to Starwood Real Estate Income Trust, Inc. and its subsidiaries unless the context specifically requires otherwise.

The purpose of this Supplement No. 11 is to disclose our acquisition of a multifamily property.

Multifamily Property Acquisition

The disclosure appearing under the heading “Investment Portfolio—Investments in Real Property” beginning on page 114 of our prospectus is supplemented with the following:

On October 21, 2019, we acquired the fee-simple interest in a multifamily property located in Charlotte, North Carolina (the “Cascades Apartments”) for $109.6 million, excluding closing costs. The Cascades Apartments are a high-quality, garden style multifamily property totaling 570 newly-renovated units built in two phases – 2009 and 2012. The Cascades Apartments are 96% occupied and are centrally located within close proximity to (i) major employment centers such as Uptown, University City, and Charlotte Douglas International Airport, (ii) transportation networks including I-77 and I-485, and (iii) significant neighborhood retail and recreational amenities.

SREIT-SUP11-1019